Exhibit 10.6

FORM OF

OMNIBUS AGREEMENT

by and among

LANDMARK DIVIDEND LLC,

LANDMARK DIVIDEND GROWTH FUND - C LLC,

LANDMARK DIVIDEND GROWTH FUND - E LLC,

LANDMARK DIVIDEND GROWTH FUND - F LLC,

LANDMARK DIVIDEND GROWTH FUND - G LLC,

LANDMARK DIVIDEND GROWTH FUND - H LLC,

LANDMARK INFRASTRUCTURE PARTNERS LP

and

LANDMARK INFRASTRUCTURE PARTNERS GP LLC

i

Section 9.08	Non-Waiver	18
Section 9.09	Entire Agreement	18
Section 9.10	Amendments	18
Section 9.11	Survival	18
Section 9.12	Counterparts; Multiple Originals	19
Section 9.13	Exhibits and Schedules	19
Section 9.14	Table of Contents; Headings; Subheadings	19
Section 9.15	Construction	19
Section 9.16	Business Practices	19

Schedule I	Environmental Matters
Schedule II	Services Subject to the G&A Limit
Schedule III	Services Excluded from the G&A Limit
Schedule IV	Marks

Exhibit A	Dispute Resolution Procedures

ii

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT (“Agreement”) is entered into as of the Effective Date by and among LANDMARK DIVIDEND LLC, a Delaware limited liability company (“Landmark”), LANDMARK DIVIDEND GROWTH FUND — C LLC, a Delaware limited liability company (“Fund C”), LANDMARK DIVIDEND GROWTH FUND — E LLC, a Delaware limited liability company (“Fund E”), LANDMARK DIVIDEND GROWTH FUND — F LLC, a Delaware limited liability company (“Fund F”), LANDMARK DIVIDEND GROWTH FUND — G LLC, a Delaware limited liability company (“Fund G”), LANDMARK DIVIDEND GROWTH FUND — H LLC, a Delaware limited liability company (“Fund H”), LANDMARK INFRASTRUCTURE PARTNERS LP, a Delaware limited partnership (the “Partnership”), and LANDMARK INFRASTRUCTURE PARTNERS GP LLC, a Delaware limited liability company (the “General Partner”).

Recitals

WHEREAS, the Parties (as defined herein) desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to certain indemnification obligations of the Parties to each other.

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the amount to be paid by the Partnership for the general and administrative support services to be performed by the General Partner and its Affiliates (as defined herein) for and on behalf of the Partnership Group (as defined herein).

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article V, with respect to the Partnership Group’s right of first offer with respect to the ROFO Assets (as defined herein).

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article VI, with respect to the granting of a license to the Partnership Group and the General Partner to use the “Landmark” name and any other trademarks owned by Landmark that contain such name.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I
Defined Terms

Section 1.01          Defined Terms. The following definitions shall for all purposes apply to the capitalized terms used in this Agreement:

(a)                                “Acquisition Services” means services related to the acquisition of real property interests, including use of Landmark’s platform for third-party asset identification, underwriting, due diligence, negotiation, documentation and closing services.

(b)                                 “Affiliate” has the meaning ascribed to that term in the Partnership Agreement.

(c)                                  “Agreement” means this Omnibus Agreement, together with all exhibits and schedules attached hereto, as the same may be amended, supplemented or restated from time to time in accordance with the provisions hereof.

(d)                                 “Assets” means all easements, lease assignments, fee simple properties, receivables agreements and other assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred pursuant to the Contribution Agreement to any member of the Partnership Group, or owned by, leased by or necessary for the operation of the business, properties or assets of any member of the Partnership Group, prior to or as of the Effective Date.

(e)                                  “Business Day” means any Day except for Saturday, Sunday or a legal holiday in California.

(f)                                   “Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Effective Date, among Landmark, Landmark Dividend Growth Fund - A LLC, a Delaware limited liability company, Landmark Dividend Growth Fund - D LLC, a Delaware limited liability company, the Partnership and the General Partner, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

(g)                                  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

(h)                                 “Covered Environmental Losses” has the meaning ascribed to that term in Section 3.01(a).

(i)                                     “Covered Property Losses” has the meaning ascribed to that term in Section 3.02.

(j)                                    “Day” means the period of time commencing at 12:00 a.m. on one calendar day and running until, but not including, 12:00 a.m. on the next calendar day, according to local time in Los Angeles, California.

(k)                                 “De Minimis Environmental Loss” has the meaning ascribed to that term in Section 3.06(a).

(l)                                     “Effective Date” means the date of the closing of the initial public offering of common units representing limited partner interests in the Partnership.

(m)                             “Environmental Deductible” has the meaning ascribed to that term in Section 3.06(a).

(n)                                 “Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to (a) pollution or protection of human health, natural resources, wildlife and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other environmental conservation and protection laws and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended from time to time, and (b) the generation, manufacture, processing, distribution, use, treatment, storage, transport, or handling of any hazardous wastes.

(o)                                 “Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law, including applications for renewal of such permits in which the application allows for continued operation under the terms of an expired permit.

(p)                                 “G&A Limit” has the meaning ascribed to that term in Section 4.01(d).

(q)                                 “General Partner” has the meaning ascribed to that term in the introductory paragraph.

(r)                                    “Governmental Authority” means any government, any governmental administration, agency, instrumentality or other instrumentality or other political subdivision thereof or any court, commission or other governmental authority of competent jurisdiction.

(s)                                   “Hazardous Substance” means (a) any substance, whether solid, liquid, gaseous, semi-solid or any combination thereof, that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and including friable asbestos and lead containing paints or coatings, radioactive materials, and polychlorinated biphenyls, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other petroleum hydrocarbons, solely to the extent regulated under applicable Environmental Laws.

(t)                                    “Indemnified Party” means any applicable Partnership Group Member or any applicable Landmark Entity, as the case may be, in its capacity as the party entitled to indemnification in accordance with Article III.

(u)                                 “Indemnifying Party” means either the Partnership or Landmark, as the case may be, in its capacity as the Party from which indemnification may be sought in accordance with Article III.

(v)                                 “Landmark” has the meaning ascribed to that term in the introductory paragraph.

(w)                               “Landmark Entities” means Landmark and any Person Controlled, directly or indirectly, by Landmark other than the General Partner or a Partnership Group Member; and “Landmark Entity” means any of the Landmark Entities.

(x)                                 “Law” means all constitutions, laws (including common law), treaties, statutes, orders, decrees, rules, injunctions, licenses, permits, approvals, agreements, regulations, codes, ordinances issued by any Governmental Authority, including judicial or administrative orders, consents, decrees, and judgments, published directives, guidelines, governmental authorizations, requirements or other governmental restrictions which have the force of law, and determinations by, or interpretations of any of the foregoing by any Governmental Authority having jurisdiction over the matter in question and binding on a given Person, whether in effect as of the date hereof or thereafter and, in each case, as amended.

(y)                                 “License” has the meaning ascribed to that term in Section 6.01.

(z)                                  “Limit Period” means the period commencing on the Effective Date and ending on the earlier of: (i) the date on which the Partnership Group’s consolidated revenue for the immediately preceding four consecutive fiscal quarters (in the aggregate) exceeds $80,000,000 and (ii) the fifth anniversary of the Effective Date.

(aa)                          “Limited Partner” has the meaning ascribed to that term in the Partnership Agreement.

(bb)                          “Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

(cc)                            “Marks” has the meaning ascribed to that term in Section 6.01.

(dd)                          “Month” or “Monthly” means a calendar month commencing at 12:00 a.m. on the first Day thereof and running until, but not including, 12:00 a.m. on the first Day of the following calendar month, according to local time in Los Angeles, California.

(ee)                            “Name” has the meaning ascribed to that term in Section 6.01.

(ff)                              “Notice” means any notice, request, instruction, correspondence or other communication permitted or required to be given under this Agreement.

(gg)                            “Partnership” has the meaning ascribed to that term in the introductory paragraph.

(hh)                          “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Effective Date, as such agreement is in effect on the Effective Date, to which reference is hereby made for all purposes of this Agreement.

(ii)                                  “Partnership Change of Control” means Landmark ceases to Control the general partner of the Partnership.

(jj)                                “Partnership Group” means the Partnership and any of its Subsidiaries, treated as a single consolidated entity.

(kk)                          “Partnership Group Member” means any member of the Partnership Group.

(ll)                                  “Partnership Interest” has the meaning ascribed to that term in the Partnership Agreement.

(mm)                  “Party” means Landmark, Fund C, Fund E, Fund F, Fund G, Fund H, the Partnership or the General Partner, individually; and “Parties” means Landmark, Fund C, Fund E, Fund F, Fund G, Fund H, the Partnership or the General Partner, collectively.

(nn)                          “Person” means, without limitation, an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority, and shall include any successor (by merger or otherwise) of such entity.

(oo)                          “Property Deductible” has the meaning ascribed to that term in Section 3.06(b).

(pp)                          “Proposed Transaction” has the meaning ascribed to that term in Section 5.02(a).

(qq)                          “Registration Statement” means the Registration Statement on Form S-11 filed by the Partnership with the United States Securities and Exchange Commission (Registration No. 333-199221), as amended.

(rr)                                “Response Deadline” has the meaning ascribed to that term in Section 5.02(a).

(ss)                              “Retained Assets” means all easements, lease assignments, fee simple properties, receivables agreements and other assets, or portions thereof, owned by any of the Landmark Entities that were not directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement or the other documents referred to in the Contribution Agreement.

(tt)                                “ROFO Assets” means all of the assets owned as of the Effective Date and all assets acquired in the future by each of Fund C, Fund E, Fund F, Fund G and Fund H.

(uu)                          “ROFO Entity” means Fund C, Fund E, Fund F, Fund G, Fund H, and each of their respective Subsidiaries, individually; and ROFO Entities means Fund C, Fund E, Fund F, Fund G and Fund H, and each of their respective Subsidiaries, collectively.

(vv)                          “ROFO Notice” has the meaning ascribed to that term in Section 5.02(a).

(ww)                      “ROFO Period” has the meaning ascribed to that term in Section 5.01(a).

(xx)                          “ROFO Response” has the meaning ascribed to that term in Section 5.02(a).

(yy)                          “Taxes” means any income, sales, use, excise, transfer, and similar taxes, fees and charges (including ad valorem taxes), including any interest or penalties attributable thereto, imposed by any Governmental Authority.

(zz)                            “Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions.

(aaa)                   “Services” has the meaning ascribed to that term in Section 4.01(a).

(bbb)                   “Subsidiary” has the meaning ascribed to that term in the Partnership Agreement.

Section 1.02          Other Defined Terms. Other terms may be defined elsewhere in this Agreement, and, unless otherwise indicated, shall have such meanings ascribed to such terms elsewhere in this Agreement.

Section 1.03          Terms Generally. The definitions in this Agreement shall apply equally to both singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  All references to Articles, Sections, Exhibits and schedules shall be deemed to be references to Articles and Sections of, and Exhibits and schedules to, this Agreement unless the context requires otherwise.

ARTICLE II
Term

Section 2.01          Term and Termination.  This Agreement shall commence on the Effective Date and shall continue in effect until terminated by a written agreement executed by all of the Parties.  At any time following the occurrence of a Partnership Change of Control, either Landmark or the Partnership may terminate this Agreement upon written Notice to the other and such termination shall be effective at the later of such Partnership Change of Control and the date specified in such Notice; provided, however, that the Parties’

indemnification obligations under Article III shall, to the fullest extent permitted by Law, survive the termination of this Agreement in accordance with their respective terms.

ARTICLE III
Indemnification

Section 3.01          Environmental Indemnification.

(a)                                 Subject to Section 3.01(b), Landmark shall indemnify, defend and hold harmless each Partnership Group Member from and against any Losses suffered or incurred by such Partnership Group Member, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of the following (collectively, “Covered Environmental Losses”):

(i)             any violation or correction of a violation of Environmental Laws associated with or arising from the ownership or operation of the Assets prior to the Effective Date;

(ii)          any event, condition or matter associated with or arising from the ownership or operation of the Assets prior to the Effective Date (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) that requires investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action under Environmental Laws, including, without limitation, (A) the cost and expense of any such activity, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

(iii)       any environmental event, condition or matter associated with or arising from the Retained Assets, whether occurring before, on or after the Effective Date.

(b)                                 With respect to any discrete violation under Section 3.01(a)(i) or any discrete environmental event, condition or matter included under Section 3.01(a)(ii), Landmark will be obligated to indemnify each Partnership Group Member only if and to the extent that either (A) such violation, event, condition or environmental matter is set forth on Schedule I attached hereto or (B) Landmark is notified in writing of such violation, event, condition or environmental matter prior to the fifth anniversary of the Effective Date. For the avoidance of doubt, (i) nothing in this Section 3.01(b) shall apply to Landmark’s indemnification obligations under Section 3.01(a)(iii) and (ii) Landmark shall have no indemnification obligations under Sections 3.01(a)(i) and 3.01(a)(ii) with respect to any claims based on additions to or modifications of Environmental Laws enacted or promulgated on or after the Effective Date.

(c)                                  The Partnership Group shall indemnify, defend and hold harmless each of the Landmark Entities from and against any Losses suffered or incurred by the Landmark Entities, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:

(i)             any violation of Environmental Laws associated with or arising from the ownership or operation of the Assets occurring on or after the Effective Date; and

(ii)          any event, condition or matter associated with or arising from the ownership or operation of the Assets occurring on or after the Effective Date (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) that requires investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action under Environmental Laws, including, without limitation, (A) the cost and expense of any such activity, (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

to the extent that any of the foregoing matters under Section 3.01(c)(i) or Section 3.01(c)(ii) do not constitute Covered Environmental Losses for which the Partnership Group is entitled to indemnification from Landmark under this Article III, without giving effect to the Environmental Deductible.

Section 3.02          Real Property Indemnification. Landmark shall indemnify, defend and hold harmless each Partnership Group Member from and against any Losses suffered or incurred by such Partnership Group Member by reason of or arising out of the following (collectively, “Covered Property Losses”):

(a)              the failure of the applicable Partnership Group Member to be the owner of a valid easement right, fee ownership, leasehold interests or other interest, as applicable, in and to the Assets as of the Effective Date (subject, in each case, (i) to the terms under which such interests were granted or created, or any other contractual terms governing the interests in such Assets, and (ii) with respect to any interests not constituting an interest in real property under the law of the State in which such Asset is located, the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors), and such failure renders a Partnership Group Member liable to a third party or unable to use or operate the Assets in substantially the same manner that the

Assets were used and operated by the applicable Landmark Entity immediately prior to the Effective Date as described in the Registration Statement; and

(b)                                 the failure of the applicable Partnership Group Member to have the consents, licenses and permits necessary to acquire, own or manage any Asset as of the Effective Date, and such failure renders a Partnership Group Member liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated by the applicable Landmark Entity immediately prior to the Effective Date as described in the Registration Statement;

in each case to the extent that Landmark is notified in writing of any of the foregoing prior to the fifth anniversary of the Effective Date.

Section 3.03          Additional Indemnification by Landmark. In addition to and not in limitation of the indemnification provided under Section 3.01(a) and Section 3.02 (but subject to the provisions of this Section 3.03), Landmark shall indemnify, defend, and hold harmless each Partnership Group Member from and against any Losses suffered or incurred by such Partnership Group Member by reason of or arising out of any of the following:

(a)                                 (i) the consummation of the transactions contemplated by the Contribution Agreement or (ii) events and conditions associated with the ownership or operation of the Assets and occurring before the Effective Date (other than Covered Environmental Losses, which are provided for under Section 3.01, Covered Property Losses, which are provided for under Section 3.02, and current liabilities incurred in the ordinary course of business that have been accrued but not paid prior to the Effective Date), in each case, to the extent that Landmark is notified in writing of any such Loss prior to the fifth anniversary of the Effective Date;

(b)                                 any claims, events and conditions associated with or arising from the Retained Assets regardless of whether the events and conditions underlying such claims occurred before, on or after the Effective Date; and

(c)                                  all federal, state and local Tax liabilities attributable to the ownership or operation of the Assets prior to the Effective Date, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), and any such Tax liabilities of any of the Landmark Entities that may result from the consummation of the formation transactions for the Partnership Group and the General Partner occurring on or prior to the Effective Date or from the consummation of the transactions contemplated by the Contribution Agreement (other than real property taxes that have been accrued but not paid prior to the Effective Date).

Section 3.04          Additional Indemnification by the Partnership Group. In addition to and not in limitation of the indemnification provided under Section 3.01(c) of the Partnership Agreement (but subject to the provisions of this Section 3.04), the Partnership

Group shall indemnify, defend, and hold harmless the Landmark Entities from and against any Losses suffered or incurred by the Landmark Entities, or any of them, by reason of or arising out of events and conditions associated with the ownership or operation of the Assets and occurring after the Effective Date (other than Covered Environmental Losses which are provided for under Section 3.01(c)), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.

Section 3.05          Indemnification Procedures.

(a)                                 The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article III, it will provide written Notice to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(b)                                 The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article III, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto, provided that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full and unconditional release of the Indemnified Party from such claim; provided, however, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed or withheld.

(c)                                  The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party with respect to all aspects of the defense of, and the pursuit of any counterclaims with respect to, any claims covered by the indemnification under this Article III for which a request for indemnification is made, including, without limitation, the prompt furnishing to the Indemnifying Party of any Notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense or counterclaims, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense or counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 3.05(c).  In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of, or the pursuit of any counterclaims with respect to, any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims.  So long as the Indemnified Party is still seeking indemnification hereunder, the Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense or counterclaim, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims.

(d)                                 In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party with respect to such loss, cost, damage or expense, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons, provided that each Indemnified Party shall at all times use good faith efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable cost or expense to obtain recoveries from insurers, including title insurers under any available title insurance policies, and other third Person in respect of this Section 3.05(d).

(e)                                  With respect to Covered Environmental Losses, Landmark shall have the sole right and authority to manage any remediation required by Law, and, upon reasonable request from Landmark, the Partnership will, and will cause each Partnership Group Member to, cooperate with Landmark and its contractors or subcontractors to facilitate such remediation.

Section 3.06          Limitations on Indemnity Coverage.

(a)              With respect to Covered Environmental Losses under Sections 3.01(a)(i) or 3.01(a)(ii), Landmark shall not be obligated to indemnify, defend and hold harmless any Partnership Group Member (i) for any individual Covered Environmental Loss less than $50,000 (a “De Minimis Environmental Loss”) and (ii) until such time as the total aggregate amount of Covered Environmental Losses (excluding any De Minimis Environmental Losses) exceeds $500,000 (the “Environmental Deductible”), at which time Landmark shall be obligated to indemnify the Partnership Group for the excess of such Covered Environmental Losses over the Environmental Deductible; provided, however, that to the extent any cure or remediation of any environmental matter is required under Sections 3.01(a)(i) or 3.01(a)(ii), Landmark will be obligated to indemnify the Partnership Group only to the extent of any cure or remediation that is required by Law (after giving effect to the Environmental Deductible); and provided further, that notwithstanding anything to the contrary, the aggregate amount that Landmark shall be liable for in respect of any and all Covered Environmental Losses shall not exceed $5,000,000.  For the avoidance of doubt, it is agreed that the

Environmental Deductible shall not apply to any Covered Environmental Losses incurred by any Partnership Group Member related to the matters set forth on Schedule I attached hereto.

(b)              With respect to Covered Property Losses under Section 3.02, Landmark shall not be obligated to indemnify, defend and hold harmless any Partnership Group Member for any individual Covered Property Loss until such time that the total aggregate amount of Covered Property Losses exceeds $50,000 (the “Property Deductible”), at which time Landmark shall be obligated to indemnify the Partnership Group for the excess of such Covered Property Losses over the Property Deductible; provided, however, that to the extent the Partnership Group attempts to cure any matter for which it is entitled to indemnification under Section 3.02, Landmark will be obligated to indemnify the Partnership Group only to the extent of any reasonably required cure (after giving effect to the Property Deductible).

(c)               For the avoidance of doubt, there is no deductible with respect to the indemnification owed by any Indemnifying Party under any portion of this Article III other than as described in this Section 3.06, and there is no monetary cap on the amount of indemnity coverage provided by any Indemnifying Party under this Article III other than as described in this Section 3.06.

ARTICLE IV
Services

Section 4.01          General and Administrative Services.

(a)               Landmark agrees to provide, and agrees to cause its Affiliates to provide, on behalf of the General Partner and for the Partnership Group’s benefit, the general and administrative support services reasonably necessary to run the business of the Partnership Group, including, but not limited to, the services listed on Schedules II and III attached hereto (“Services”).

(b)              The Partnership Group shall reimburse Landmark for all direct and allocated costs and expenses incurred by any Landmark Entity in connection with providing the Services.  The General Partner shall be entitled to allocate to the Partnership any costs and expenses incurred by any Landmark Entity in connection with providing the Services on any reasonable basis determined by the General Partner.  In the event that such Services are associated with Landmark’s operation of both of the businesses of the Landmark Entities and the Partnership Group, including, without limitation, general and administrative functions, such reasonable basis may include, at the election of the General Partner, allocating a portion of such costs and expenses incurred during a particular period to the Partnership on a pro rata basis (based on the relative revenues of the Landmark Entities, on the one hand, and the Partnership Group on the, or any other reasonable basis determined by the General Partner).

(c)               Subject to Section 4.01(d), the Partnership Group hereby agrees to reimburse the Landmark Entities for all costs and expenses allocated to the Partnership Group in accordance with Sections 4.01(a) and (b).

(d)              Notwithstanding Section 4.01(c), until the expiration of the Limit Period, the maximum amount for which the Partnership will be obligated to reimburse the Landmark Entities pursuant to Sections 4.01(a), (b) and (c) for the provision of Services during any particular calendar quarter shall not exceed the greater of: (i) $162,500 and (ii) 3% of the Partnership Group’s consolidated revenue during the preceding calendar quarter (the “G&A Limit”); provided, however that the Services set forth on Schedule III attached hereto shall not be subject to the G&A Limit and reimbursement of such services shall not reduce the G&A Limit.  The G&A Limit shall be reduced by any costs incurred directly by the Partnership Group during the applicable period for Services set forth on Schedule II.

(e)               In addition to the provision of Services, upon the request of the Partnership or any other member of the Partnership Group, Landmark agrees to provide, and agrees to cause its Affiliates to provide, on behalf of the General Partner and for the Partnership Group’s benefit, Acquisition Services.  The Partnership Group hereby agrees to pay reasonable fees to Landmark as consideration for the Acquisition Services, as such fees are reasonably determined by Landmark and the General Partner.  For the avoidance of doubt, consideration paid for Acquisition Services shall not be subject to the G&A Limit and shall not reduce the G&A Limit.

(f)                As long as the General Partner is an Affiliate of Landmark, the Partnership and Landmark may settle the Partnership Group’s financial obligations to Landmark through Landmark’s normal inter-affiliate settlement processes.  Except as provided in the immediately preceding sentence, the amount of any reimbursements due to Landmark under this Section 4.01 shall be paid by the Partnership Group no later than the 30th Day of the Month following the Month in which the applicable reimbursable costs or expenses are incurred, provided that if such Day is not a Business Day, then the Partnership Group shall pay such amount without interest on the next Business Day.

ARTICLE V
Right of First Offer

Section 5.01          Right of First Offer to Purchase Certain Assets.

(a)                                 The Landmark Entities hereby grant to the Partnership a right of first offer for a period (the “ROFO Period”) beginning at the Effective Date and ending at the earlier of (i) the fifth anniversary of the Effective Date and (ii) upon the occurrence of a Partnership Change of Control, on all or any part of the ROFO Assets to the extent that a ROFO Entity proposes to Transfer all or any part of any ROFO Asset, other than (y) Transfers of ROFO Assets from one ROFO Entity to another ROFO Entity or (z) Transfers of ROFO Assets from a ROFO Entity to a Landmark Entity provided such Landmark Entity grants in writing the Partnership a right of first offer on such ROFO Assets on substantially the same terms as set forth in this Article V.

(b)                                 The Parties acknowledge that any Transfer of all or any part of the ROFO Assets pursuant to the Partnership’s right of first offer is subject to the terms of all existing agreements with respect to the ROFO Assets and shall be subject to and conditioned on the obtaining of any and all necessary consents of securityholders, Governmental Authorities, lenders or other third parties.

Section 5.02          Procedures.

(a)                                 In the event a ROFO Entity proposes to Transfer all or any part of any applicable ROFO Asset(s) during the ROFO Period pursuant to Section 5.01(a) (a “Proposed Transaction”), the applicable ROFO Entity shall, prior to entering into any such Proposed Transaction, first give notice in writing to the Partnership (the “ROFO Notice”) of its intention to enter into such Proposed Transaction.  The ROFO Notice shall include (i) a description of the ROFO Assets subject to the Proposed Transaction and (ii) any material terms (including at its option, the purchase price for the applicable ROFO Asset(s)), conditions and details as would be necessary for the Partnership to make a responsive offer to enter into the Proposed Transaction with the ROFO Entity, which terms, conditions and details shall at a minimum include any terms, condition or details that the ROFO Entity would propose to provide to non-Affiliates in connection with the Proposed Transaction.  If the Partnership determines to purchase the ROFO Assets, the Partnership shall have 45 Days following receipt of the ROFO Notice (the “Response Deadline”) to propose an offer to enter into the Proposed Transaction with the ROFO Entity (the “ROFO Response”).  The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price the Partnership proposes to pay for the ROFO Asset(s) and the other terms of the purchase) pursuant to which the Partnership would be willing to enter into a binding agreement for the Proposed Transaction.  If no ROFO Response is delivered by the Partnership before the Response Deadline, then the Partnership shall be deemed to have waived its right of first offer with respect to such ROFO Asset, subject to Section 5.02(c).

(b)                                 Unless the ROFO Response is rejected pursuant to written Notice delivered by the ROFO Entity to the Partnership within 45 Days of the delivery to the ROFO Entity of the ROFO Response, such ROFO Response shall be deemed to have been accepted by the ROFO Entity, and the ROFO Entity shall enter into an agreement with the Partnership providing for the consummation of the Proposed Transaction upon the terms set forth in the ROFO Response.  Unless otherwise agreed between the ROFO Entity and the Partnership, the terms of the purchase and sale agreement will include the following:

(i)             the Partnership will deliver the agreed purchase price (in cash, Partnership interests, an interest-bearing promissory note, any other consideration agreed upon by the Partnership and the applicable ROFO Entity or any combination thereof);

(ii)          the applicable ROFO Entity will represent that it has title to the applicable ROFO Asset(s) that is sufficient to own and operate the applicable ROFO Asset(s) in substantially the same manner as the ROFO Asset(s) were used and operated by the ROFO Entity immediately prior to the Proposed Transaction, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the applicable ROFO Asset, plus any other such matters as the ROFO Entity may approve;

(iii)       the closing date for the purchase of the ROFO Asset(s) shall occur no later than 120 Days following receipt by the ROFO Entity of the ROFO Response pursuant to Section 5.02(a);

(iv)      each of Landmark, the ROFO Entity and the Partnership shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by this Section 5.02(b), including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith; and

(v)         no ROFO Entity nor the Partnership shall have any obligation to sell or buy the applicable ROFO Asset(s) if any consent referred to in Section 5.01(b) has not been obtained.

(c)                                  If the Partnership has not timely delivered a ROFO Response as specified above with respect to a Proposed Transaction that is subject to a ROFO Notice, the ROFO Entity shall be free to enter into a Proposed Transaction with any third party on terms and conditions no more favorable to such third party than those set forth in the ROFO Notice.  If the ROFO Entity rejects a ROFO Response with respect to any Proposed Transaction, the ROFO Entity shall be free to enter into a Proposed Transaction with any third party (i) on terms and conditions (excluding those relating to price) that are not more favorable in the aggregate to such third party than those proposed in respect of the Partnership Group in the ROFO Response and (ii) at a price equal to no less than 100% of the price offered by the Partnership in the ROFO Response to the ROFO Entity.

(d)                                 If requested by the Partnership, the applicable ROFO Entity     shall use commercially reasonable efforts to obtain any financial statements with respect to any ROFO Assets Transferred pursuant to this Article V to the extent required under Regulation S-X promulgated by the Securities and Exchange Commission or any successor statute.

(e)                                  The Partnership can assign its rights and obligations under this Article V to any Partnership Group Member.

ARTICLE VI
License of Name and Mark

Section 6.01          Grant of License. Upon the terms and conditions set forth in this Article VI, Landmark hereby grants and conveys to each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royalty-free right and license (“License”) to use the name “Landmark” or “Landmark Dividend” (collectively, the “Name”) and any other names, graphics, trademarks or related service marks owned by Landmark set forth on Schedule IV hereto (collectively, the “Marks”).

Section 6.02          Ownership and Quality. The Partnership agrees that ownership of the Name and the Marks and the goodwill relating thereto shall remain vested in Landmark both during the term of this License and thereafter, and the Partnership further agrees, and agrees to cause the other Partnership Group Members, never to challenge, contest or question the validity of Landmark’s ownership of the Name and Marks or any registration thereof by Landmark.  In connection with the use of the Name and the Mark, the Partnership and any other Partnership Group Members shall not in any manner represent that they have any ownership in the Name and the Marks or registration thereof except as set forth herein, and the Partnership, on behalf of itself and the other Partnership Group Members, acknowledge that the use of the Name and the Marks shall not create any right, title or interest in or to the Name and the Mark, and all use of the Name and the Marks by the Partnership or any other Partnership Group Members, shall inure to the benefit of Landmark. The Partnership agrees, and agrees to cause the other Partnership Group Members, to use the Name and Marks in accordance with such quality standards established by Landmark and communicated to the Partnership from time to time, it being understood that the products and services offered by the Partnership Group Members immediately before the Effective Date are of a quality that is acceptable to Landmark and justifies the License.

Section 6.03          Termination. The License shall terminate upon any termination of this Agreement.

ARTICLE VII
Notices

Section 7.01          Notices. Unless otherwise specifically provided in this Agreement, all Notices between the Parties given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if:  (i) personally delivered (with written confirmation of receipt); or (ii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:

If to any Partnership Group Member:	If to Landmark:

Landmark Infrastructure Partners GP LLC 2141 Rosecrans Avenue, Suite 2100	Landmark Dividend 2141 Rosecrans Avenue, Suite 2100

El Segundo, CA 90245 Attention: Chief Executive Officer	El Segundo, CA 90245 Attention: Chief Financial Officer

A Party may change its address for Notice upon Notice to each other Party in accordance with this Section 7.01.

Section 7.02          Effective upon Receipt. Any Notice given in the manner set forth in Section 7.01 shall be effective upon actual receipt if received during normal business hours, or at the beginning of the recipient’s next Business Day if not received during normal business hours.

ARTICLE VIII
Limitation of Liability

Section 8.01          No Liability for Consequential Damages. Except as provided in Article III, in no event shall a Party be liable to another Party for, and no arbitral panel is authorized to award, any punitive, special, indirect or consequential damages of any kind or character resulting from or arising out of this Agreement, including, without limitation, loss of profits or business interruptions, however they may be caused.

Section 8.02          Limitation of Liability. Except as provided in Article III, each Party shall be discharged from any and all liability with respect to Losses arising out of this Agreement unless suit or action is commenced within two years after the cause of action arises.

ARTICLE IX
Miscellaneous

Section 9.01          Applicable Law.  Regardless of the place of contracting, place(s) of performance or otherwise, this Agreement and all amendments, modifications, alterations or supplements hereto, shall be governed and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law or any other principle that might apply the law of another jurisdiction.

Section 9.02          Disputes between the Parties.  Any dispute between or among the Parties in connection with this Agreement shall be resolved by arbitration in accordance with the procedures set forth in Exhibit A; provided, however, that a Party may seek a restraining order, temporary injunction, or other provisional relief in any court with jurisdiction over the subject matter of the dispute and sitting in Los Angeles, California, if such Party in its sole judgment believes that such action is necessary to avoid irreparable injury or to preserve the status quo ante.

Section 9.03          Assignment.  No Party may assign its rights or delegate its duties under this Agreement without prior written consent of each other Party; provided, however, that (a) Landmark may delegate any of its duties and obligations hereunder to any Landmark Entity and (b) the Partnership can assign its rights under Article V to any Partnership Group Member.

Section 9.04          No Third-Party Rights.  Except as expressly provided in this Agreement, nothing in this Agreement is intended to confer any rights, benefits or obligations to any Person other than the Parties and their respective successors and permitted assigns.  No Limited Partner shall have any right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 9.05          No Fiduciary Duties.  No Party shall have any fiduciary obligations or duties to any other Party or Person by reason of this Agreement.  Any Party may conduct any activity or business for its own profit whether or not such activity or business is in competition with any activity or business of the other Parties.

Section 9.06          Compliance with Laws.  Each Party shall at all times comply with all Laws as are applicable to its performance of this Agreement.

Section 9.07          Severability.  If any provision of this Agreement or the application thereof shall be found by any arbitral panel or court of competent jurisdiction to be invalid, illegal or unenforceable to any extent and for any reason, this Agreement shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties.  In any event, the remainder of this Agreement and the application of such remainder shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

Section 9.08          Non-Waiver.  The failure of any Party to enforce any provision, condition, covenant or requirement of this Agreement at any time shall not be construed to be a waiver of such provision, condition, covenant or requirement unless the other Parties are so notified by such Party in writing.  Any waiver by a Party of a default by any other Party in the performance of any provision, condition, covenant or requirement contained in this Agreement shall not be deemed to be a waiver of such provision, condition, covenant or requirement, nor shall any such waiver in any manner release such other Party from the performance of any other provision, condition, covenant or requirement.

Section 9.09          Entire Agreement.  This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement among the Parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties relating to the subject matter hereof, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in, or contemplated by, this Agreement.

Section 9.10          Amendments.  This Agreement shall not be modified or amended, in whole or in part, except by a written amendment signed by all of the Parties.

Section 9.11          Survival.  Any indemnification granted hereunder by a Party to any other Party shall survive the termination of this Agreement in accordance with the terms of the indemnification.

Section 9.12                             Counterparts; Multiple Originals.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding each of the Parties.  Each of the Parties may sign any number of copies of this Agreement.  Each signed copy shall be deemed to be an original, and all of them together shall represent one and the same agreement.

Section 9.13                             Exhibits and Schedules.  The exhibits and schedules attached to this Agreement are incorporated into and constitute part of this Agreement.  If there is any conflict between this Agreement and any exhibit or schedule, the provisions of the exhibit or schedule shall control.

Section 9.14                             Table of Contents; Headings; Subheadings.  The table of contents and the headings and subheadings of this Agreement have been inserted only for convenience to facilitate reference and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 9.15                             Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.16                             Business Practices.  Landmark shall use its best efforts to make certain that all billings, reports, and financial settlements rendered to or made with the Partnership Group pursuant to this Agreement, or any revision of or amendments to this Agreement, will properly reflect the facts about all activities and transactions handled by authority of this Agreement and that the information shown on such billings, reports and settlement documents may be relied upon by the Partnership Group as being complete and accurate in any further recording and reporting made by the Partnership Group for whatever purposes.  Landmark shall notify the Partnership if it discovers any errors in such billings, reports, or settlement documents.

[Signature pages follow.]

IN WITNESS WHEREOF, Landmark, Fund C, Fund E, Fund F, Fund G, Fund H, the Partnership and the General Partner have signed this Agreement as of the Effective Date.

LANDMARK DIVIDEND LLC

By:
Name:
Title:

LANDMARK DIVIDEND GROWTH FUND — C LLC

By:	Landmark Dividend Management LLC, its managing member

By:
Name:
Title:

LANDMARK DIVIDEND GROWTH FUND — E LLC

By:	Landmark Dividend Management 2 LLC, its managing member

By:
Name:
Title:

LANDMARK DIVIDEND GROWTH FUND — F LLC

By:	Landmark Dividend Management LLC, its managing member

By:
Name:
Title:

LANDMARK DIVIDEND GROWTH FUND — G LLC

By:	Landmark Dividend Management 2 LLC, its managing member

By:
Name:
Title:

LANDMARK DIVIDEND GROWTH FUND — H LLC

By:	Landmark Dividend Management 2 LLC, its managing member

By:
Name:
Title:

LANDMARK INFRASTRUCTURE PARTNERS LP
By:	Landmark Infrastructure Partners GP LLC,
General Partner of Landmark Infrastructure Partners LP

By:
Name:
Title:

LANDMARK INFRASTRUCTURE PARTNERS GP LLC

By:
Name:
Title:

Exhibit A

Arbitration Procedure

A Party may initiate dispute resolution procedures by sending a Notice to each other Party specifically stating the complaining Party’s Claim and by initiating binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators who shall be neutral, independent, and generally knowledgeable about the type of transaction which gave rise to the dispute.  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, provided that the arbitrators shall include in their report/award a list of findings, with supporting evidentiary references, upon which they have relied in making their decision.  Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.  The place of arbitration shall be Los Angeles County, California. Notwithstanding anything herein and regardless of any procedures or rules of the Center for Public Resources, it is expressly agreed that the following shall apply and control over any other provision in this Agreement:

(a)                                 All offers, conduct, views, opinions and statements made in the course of negotiation or mediation by any of the Parties, their employees, agents, experts, attorneys and representatives, and by any mediator, are confidential, made for compromise and settlement, protected from disclosure under Federal and State Rules of Evidence and Procedure, and inadmissible and not discoverable for any purpose, including impeachment, in litigation or legal proceedings between the Parties, and shall not be disclosed to any Person who is not an agent, employee, expert or representative of the Parties, provided that evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of presentation or use in mediation.

(b)                                 Except to the extent that the Parties may agree upon selection of one or more arbitrators, the Center for Public Resources shall select arbitrators from a panel reviewed by the Parties.  The Parties shall be entitled to exercise peremptory strikes against one-third of the panel and may challenge other candidates for lack of neutrality or lack of qualifications.  Challenges shall be resolved in accordance with Center for Public Resource rules.

(c)                                  The Parties shall have at least 20 Days following the close of hearing within which to submit a brief (not to exceed 18 pages in length) and ten Days from date of receipt of the opponent’s brief within which to respond thereto.

(d)                                 The Parties expressly agree that the arbitrators shall not award punitive damages, consequential damages, or attorneys’ fees (except attorneys’ fees specifically authorized by the Agreement).

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(e)                                  The fees and expenses of any mediator or arbitrator shall be shared equally by the Parties.

(f)                                   The Parties may, by written agreement (signed by the Parties), alter any time deadline or location(s) for meetings.

Time is of the essence for purposes of the provisions of this exhibit.

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Schedule I

Environmental Matters

1.              None.

Schedule II
Services Subject to G&A Limit

1.              Salaries, benefits, and other employee related costs for centralized corporate functions (executive management, human resources, information technology, legal, regulatory, treasury, accounting, investor relations, marketing and advertising)

2.              Allocation of nonspecific overhead expenses of Landmark, including IT systems and support, rent, supplies, materials and other facilities costs

3.              Independent Board members’ fees, expenses and compensation (cash)

4.              The following additional costs of being a public company (excluding costs related to equity offerings and financings), which includes employee-related expenses and costs and fees and expenses payable to professional advisors:

•                  external audit costs;

•                  Sarbanes-Oxley Act compliance costs;

•                  printers fees and expenses;

•                  transfer agent costs;

•                  internal audit function costs;

•                  D&O insurance costs;

•                  stock exchange fees;

•                  annual meeting costs; and

•                  other costs to prepare reports and other filings with the Securities and Exchange Commission (“SEC”).

5.              Asset management activities, including lease administration, portfolio management and leasing.

6.              Tax filing fees and tax preparation fees (including Schedule K-1 preparation and distribution).

7.              Entity registration and compliance costs.

8.              Travel and entertainment expenses.

9.              Postage/Mailing.

10.       Website maintenance and hosting fees.

11.       Association membership fees of the National Association of Publicly Traded Partnerships.

12.       Appraisals, consulting studies and reports and similar services.

13.       Professional fees (legal, accounting, tax, other advisory services (excluding litigation-related or fees associated with Acquisition Services)) related to the provision of services set forth on this Schedule II.

Schedule III
Services Not Subject to G&A Limit

1.              Conflicts committee fees and expenses associated with acquisitions from Landmark

2.              Equity financing fees and expenses, including related legal and accounting fees and expenses.

3.              Debt financing fees and expenses, including related legal and accounting fees and expenses.

4.              Asset sales fees and expenses, including related legal and accounting fees and expenses.

5.              Fees and expenses related to the Partnership’s initial public offering, including all formation transactions and financing expenses, but excluding the additional costs of being a public company as describe in Item 4 in Schedule II.

6.              SEC Litigation, property litigation or other litigation-related expenses, including legal fees and expenses.

7.              Property level taxes, insurance, maintenance, capital expenditures and other property-level operating expenses.

8.              Federal, state and local income and other taxes.

9.              Equity award arrangements of the Partnership.

10.       Environmental remediation matters, including pending or threatened litigation and related costs.

Schedule IV
Marks

1.              Service Mark for the name “Landmark Dividend” registered in the United States Patent and Trademark Office as Reg. No. 4,433,940 on November 12, 2013.

2.              Service Mark for the name “Landmark Dividend” and the two triangle logo registered in the United States Patent and Trademark Office as Reg. No. 4,416,725 on October 15, 2013.

3.              Service Mark for the two triangle logo registered in the United States Patent and Trademark Office as Reg. No. 4,433,941 on November 12, 2014.